CCC INFORMATION SERVICES NAMES J. RODERICK HELLER, III TO
                               BOARD OF DIRECTORS


CHICAGO, September 3, 2003 - CCC Information Services Group Inc. (NASDAQ: CCCG), a leading supplier of information and technology solutions to the auto-claims and collision-repair industries, has named J. Roderick Heller, III to its board of directors. Heller, whose election fills a vacancy on CCC's seven-member board that was created when Dudley Mecum retired in May 2003, was also named to the Audit Committee of the Board.

Heller, 66, is a corporate leader with more than thirty-five years of business, technology and legal experience. He presently serves as chairman of Carnton Capital Associates Limited Partnership and as a director of York International and two technology-focused organizations, E-Law Forum and Auto-trol Technology Corporation.

"Rod is a seasoned business leader, whose vast experience further strengthens CCC's board of directors," said Githesh Ramamurthy, chairman and chief executive officer, CCC. "His business insights will be a valuable asset as we continue to grow our business and deliver value to our shareholders."

Heller, who most recently was chairman of the National Capital Revitalization Corporation, previously served as chairman and chief executive officer of Financial Passport, Inc., and NHP, Inc., and president and chief executive officer of Bristol Compressors, Inc. He was a partner with the law firm of Wilmer, Cutler & Pickering from 1971 to 1982 and served as an adjunct professor of law at George Washington University. Heller has also served as regional legal advisor for the U.S. AID Mission to Pakistan and Afghanistan and as Special Assistant to the Director of the U.S. AID Mission to India.

Heller earned a Bachelor of Arts degree from Princeton University, as well as a master's degree in history from Harvard University and an L.L.D from Harvard Law School.

ABOUT  CCC
CCC Information Services Inc., a wholly owned subsidiary of CCC Information Services Group (NASDAQ: CCCG), headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication amongst over 20,000 collision-repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services Inc., visit our Web site at www.cccis.com; or contact Michelle Hellyar of CCC at 312-229-2830, or Thaddeus Woosley of Ketchum at 312-228-6829.